Exhibit 10.1

SETTLEMENT AND
EQUITY INTEREST PURCHASE AGREEMENT

THIS SETTLEMENT AND EQUITY INTEREST PURCHASE AGREEMENT (the “Agreement”) is entered into effective as of the 6th day of April, 2011, by and among

SAGA S.p.A. (Tax ID and VAT no. IT00800300287), a company incorporated under the laws of Italy with registered offices at Cadoneghe, Padua (Italy), Via T. Edison no. 9, in the person of its President and legal representative, Mr. Aronne Meneghetti, duly authorized for the purposes hereof by the Board of Directors meeting dated March 25th 2011 attached hereto as Exhibit A (the “Seller”), and

LIQUIDMETAL TECHNOLOGIES, INC. (Tax ID no. 33-0264467), a Delaware corporation having its registered offices at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware, 19801, and its principal place of business at 30452 Esperanza, Rancho Santa Margarita, California, 92688, in the person of its Chief Executive Officer and legal representative, Mr. Thomas Steipp duly authorized for the purposes hereof by Written Consent of the Board of Directors dated March 21, 2011, attached hereto as Exhibit B (the “Buyer”) and

LIQUIDMETAL SAGA ITALY S.r.l. (Tax ID and VAT no. IT04104670288), an Italian limited liability company  with registered offices at Cadoneghe, Padua (Italy), Via T. Edison no. 9, in the person of its President and legal representative Mr. Aronne Meneghetti duly authorized for the purposes hereof by the Board of Directors meeting dated March 25th 2011 attached hereto as Exhibit C (the “Company”).

The Buyer, the Company and the Seller are referred to collectively herein as the “Parties.”

RECITALS

WHEREAS, pursuant to that certain Joint Venture Agreement between the Buyer and the Seller, dated as of June 26, 2006 (as amended through the date hereof, the “JVA”) and that certain Shareholders Agreement between the Buyer and Seller, dated as of June 26, 2006 (as amended through the date hereof, the “Shareholders Agreement”), Buyer and Seller acquired respectively:

Buyer	19.9%
Seller	80.1%
Total	100.0%

of the Company’s stated capital (the “Stated Capital”); and

WHEREAS, in the conduct of the Parties’ common business the Company suffered in 2008 losses exceeding the amount of its equity and reserves, which required according to Italian corporate laws calling an extraordinary quotaholders’ meeting aimed at covering the losses, deliberating the zeroing of the balance, and the contextual reissuance of the Company’s minimum capital; and

WHEREAS, upon Buyer’s failure to fund the Company in proportion to its participation, Seller agreed, upon the terms and conditions set forth in an amendment agreement entered into between the Parties in July 2009, to fund the Company entirely for an interim period, thus rendering Seller as the sole and 100% quotaholder of the Company and contributor of its Stated Capital, while granting for a certain period of time to the Buyer an option to become again quota-holder of the Company; and

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WHEREAS, LLPG, Inc., a Delaware corporation (“LLPG”), and the Seller entered into that certain Equipment Purchase Agreement, dated as of April 21, 2006 (as amended through the date hereof, the “Equipment Purchase Agreement”), whereby LLPG sold three 150-ton Liquidmetal Alloy casting machines and the two vacuum induction melting (“VIM”) machines to the Seller for ultimate use by the Company (the “Equipment”); and

WHEREAS, the Buyer and the Company are parties to that certain License Agreement, dated as of June 26, 2006 (as amended through the date hereof and a true and correct copy of which is attached hereto as Exhibit D), (the “License Agreement”, which, together with the JVA, the Shareholders Agreement and Equipment Purchase Agreement, shall be collectively, including all amendments thereto, referred to as the “Prior Agreements”), whereby the Buyer licensed certain patents and technical information to the Company (the “Licensee”); and

WHEREAS, the Parties seek to resolve and settle certain actions pending in (1) the Orange County California Superior Court Case number 30-2010-00396881 (the “OC Case”) and (2) that Arbitration matter no. 4/2010 filed in Italy on June 14, 2010 before the Camera Arbitrale Di Padova, by the Seller and the Company (the “Italian Case”, which, together with the OC Case shall be referred to as the “Actions”); and

WHEREAS, the amounts claimed by Seller (and disputed by Buyer) in the Actions exceed $3,000,000 and could exceed $6,000,000; and

WHEREAS, the Parties disagree as to the obligations owed by and between the Parties under the Prior Agreements, including as a result of the June 9, 2010 notice of termination; and

WHEREAS, the Parties desire to resolve the status of the Prior Agreements and the rights and duties between them, which were put at issue in the Actions, and thereby to facilitate an orderly settlement thereof; and

WHEREAS, in settlement of the Actions the Seller desires to transfer all of its right, title, equity and Stated Capital in the Company (the “Purchased Interest”) to Buyer, and the Buyer desires to purchase the Purchased Interest from the Seller subject to the terms and conditions of this Agreement; and

WHEREAS, following the consummation of the transactions contemplated hereby, the Prior Agreements shall be terminated except as otherwise provided herein, and except as otherwise provided herein, the parties thereunder shall have no further obligations or rights pursuant to such agreements;

NOW THEREFORE, in consideration of the premises and the mutual covenants expressed herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

ARTICLE I
SETTLEMENT BY PURCHASE AND SALE OF INTEREST

The transactions contemplated by this Agreement shall constitute, if and when duly performed, full settlement and release of all claims that are the subject of the Actions, and of any and all past, present, or future claims, demands, obligations, or causes of action and also any and all claims, causes of action and liabilities arising from or related to the Prior Agreements and the transactions contemplated thereby for compensatory or punitive damages, costs, losses, expenses, and compensation, whether based on tort, contract, or other theories of recovery, that the Parties or their predecessors and successors in interest, heirs, and assigns have or may have against each other arising from the subject of the Actions and the Prior Agreements and the transactions contemplated by the Prior Agreements, and agree that this compromise and settlement shall constitute a bar to all such claims. In connection herewith, and to effectuate this full settlement and release, the Seller shall sell the Purchased Interest to the Buyer, and the Buyer shall purchase the Purchased Interest from the Seller, subject to the provisions of this Agreement.  Following the sale and purchase of the Purchased Interest, the Buyer shall own all of the Stated Capital of the Company.

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ARTICLE II
SETTLEMENT AND RESOLUTION OF ALL ACTIONS

1.    Discontinuance of Proceedings. Upon the full performance of the transactions set forth under Article IV hereof, the Parties agree to discontinue the Actions and any other legal proceedings concerning matters covered by the Prior Agreements, and further agree that no legal proceedings will be commenced pertaining to any matters covered thereby, except as provided herein for the enforcement of this Agreement. The discontinuance by Seller as provided for above shall constitute a “rinuncia agli atti e rinuncia all’azione” for the purposes of Italian law. This Agreement shall be enforced only as set forth under Article IX, below, entitled “Enforcement of Agreement.”

2.    No Admission of Liability.  The Parties understand and acknowledge that this Agreement does not constitute an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

3.    Waiver under Section 68 of the Italian Professional Code. The attorneys hereby agree to waive their rights under section 68 of the Italian Professional Code, releasing the Parties from joint and several liability with respect to attorneys’ fees.

4.    Stipulated rights.  Notwithstanding the existing disputes concerning the effectiveness and status of the Prior Agreements, the Parties hereby stipulate and agree that, in order to clarify tax and capitalization issues in Italy, immediately prior to the mediation between the Parties which was resolved by agreement by the Parties on March 19, 2011 (see Article IX, below), the Prior Agreements were and are in full force and effect, the License was and is owned by the Company, and the Company is deemed to have continued in operation and effect with the Parties owning the Stated Capital as set forth above.

ARTICLE III
CONSIDERATION

In consideration for settlement of the disputes between them, the parties covenant and agree as set forth in this agreement, and additionally, for the sale of the Purchased Interest by Sellers to the Buyer, the Buyer shall pay Two Million Eight Hundred Thousand and No/100 Dollars ($2,800,000) (the “Purchase Price”) at Closing (as defined in Article IV).  The  Buyer shall pay the Purchase Price to the Seller in the form of 4,496,429 newly issued, fully paid, and non-assessable shares of the Buyer’s common stock, par value $0.001 per share (the “Shares”), at a per-share price of $0.622716 (U.S Dollars) (the “Base Price”), which is calculated by determining the average daily volume-weighted average price of the Buyer’s common stock on the trading market on which the Buyer’s common stock is then listed or quoted for trading as reported by Bloomberg L.P. for the thirty (30) consecutive trading days before a certain date (the “Average Market Price”). In the case of the Base Price, the calculation date shall be April 6, 2011.

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ARTICLE IV
CLOSING

The closing of the purchase and sale of the Purchased Interest contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m., Pacific Daylight Time on April 8, 2011, or as close thereto as is practicable (the “Closing Date”), at (i) the Buyer’s executive offices in Rancho Santa Margarita, California and (ii) at the offices of the Notary Public, Mr. Nicola Cassano at Via Trieste n. 32, Padua (Italy).  At the Closing, (i) the Buyer, or the Buyer’s duly appointed nominee, shall deliver the Shares to the Seller or the Seller’s attorney, and (ii) the Seller and the Buyer, or the Buyer’s duly appointed nominee, shall execute the quota purchase agreement for the Purchased Interests.

ARTICLE V
COVENANTS

1.    Assumption of Liabilities and Customers.  Seller represents, warrants, and agrees that, prior to the date hereof, Seller has assumed, and has caused the Company to assign and transfer to Seller, all Liabilities of the Company as of the date of this Agreement.  The term “Liabilities” shall mean any and all direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense (including capital improvements), fine, penalty, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, contingent or otherwise, and secured or unsecured.  Seller further represents and warrants that, prior to the date hereof, the Company has transferred and assigned to Seller all assets of the Company other than the Company’s rights and entitlements under the License Agreement, which shall remain in full force and effect after Closing, and other Prior Agreements.

2.    Sale of Products to Existing Customers.  Seller shall, after the date hereof, have the right to continue to sell and supply to certain current customers, namely Pure Fishing America (directly and through the affiliate Ningbo Beilun Haibo Machinery Co. Ltd), and Socket Mobile Inc. (the “Current Customers”) only, and not to any new customers, of the Company, those Licensed Products (as defined in the License Agreement and subsequent amendments thereto, if applicable) being made or sold by the Company to the Current Customers as of the date of this Agreement, provided that this right shall be limited to Licensed Products that are the same design and model number as Licensed Products that have been sold and shipped by the Company to Current Customers prior to Closing (such products shall be referred to as “Existing Products”).  Buyer hereby grants to Seller an irrevocable, limited, paid-up, royalty free, non-exclusive, non-transferrable license (the “Limited License”) under the Licensed Patents (as defined in the License Agreement) solely for the limited purpose of the exercise by Seller of its rights under this paragraph, which Limited License shall terminate automatically when the Current Customers no longer require the Existing Products, and the Limited License may not be thereafter revived. In the event that the Seller requires alloy sourcing information in order to supply the Current Customers, the Buyer shall in good faith provide such alloy sourcing information to the Seller. In the event that the Seller intends to stop supplying the Current Customers, the Seller can refer the Current Customers to the Buyer, and which point the Buyer may, in its sole and absolute discretion, decide whether to supply the Current Customers.

3.    Termination of Prior Agreements.  Upon performance of the transactions to be carried out on the Closing Date, the Parties acknowledge termination of their obligations under the Prior Agreements, and, except as specifically incorporated herein for purposes of this Agreement or as otherwise set forth in this Agreement, acknowledge that all of the rights, duties and obligations of the Parties under the Prior Agreements are extinguished.

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4.    Continuing Obligations under the Prior Agreements.  Notwithstanding Article V, Section 3, following termination of the Prior Agreements, Seller and its affiliates shall continue to be bound by the Seller’s obligations set forth in, and Buyer shall continue to have Buyer’s rights set forth in: (a) Section 10 of the JVA, (b) Article 11 of the License Agreement, and (c) Article II of the Equipment Purchase Agreement, together with any other provisions of the foregoing agreements that relate to such sections and articles of the foregoing agreements (the “Continuing Obligations”).  The respective rights of Buyer and obligations of the Seller set forth in such provisions of such Prior Agreements shall continue in full force and effect, and the Continuing Obligations shall continue to be binding on the Seller notwithstanding anything else herein to the contrary, except in case of: (i) failure by Buyer, in the event Buyer elects to redeem the Stock pursuant hereto, to pay the Redemption Price as provided in Section 6; (ii) failure by Buyer to timely issue or make payment pursuant to the promissory note provided for under Section 7, if required in accordance with the terms hereof; or (iii) failure by Buyer in accordance with Article VI Section 8 to issue the relevant certificates without the restriction legend mentioned thereunder, if required in accordance with the terms hereof (assuming, of course, that Seller timely tenders the legended certificates to the buyer’s transfer agent).  In case of the above events of breach or default by Buyer, and after 10 days failure to cure such breach or default following written notice by Seller to Buyer to cure such breach or default, Seller shall be released from the Continuing Obligations, and Buyer shall not have the right to enforce Section 10.2 of the JVA, and Buyer shall not act to prevent such competition using other provisions of the Prior Agreements.

5.    Remittance of Equipment.  After the Closing, the Equipment (as defined below) may be used by Seller solely for the purpose of exercising its rights under Section 2 of this Article V.  After such rights have terminated or expired, the Seller shall use commercially reasonable efforts to promptly (i) sell the Equipment to an authorized licensee of the Buyer approved in writing by Buyer or as otherwise approved by in writing by Buyer, or, (ii) if no such authorized licensee of the Buyer is available or willing to acquire the Equipment, to liquidate the Equipment by sale for scrap to a dealer or liquidator approved in writing by Buyer. The net proceeds from such sale, after deducting the direct third party costs or commissions of such sale, shall be shared one-half by Buyer and one-half by Seller.  In the event that Seller liquidates rather than sells the Equipment to an approved licensee, as set forth above, and there is a net cost of liquidation of the Equipment, then the Buyer and Seller shall share equally in such cost. In the event of liquidation of the Equipment other than by sale to an authorized licensee of the Buyer, Seller agrees to remove, alter, or destroy any proprietary components of the Equipment, to the written satisfaction of the Buyer, so as to prevent any third parties from obtaining any intellectual property or proprietary information of the Buyer.  Seller agrees that the features and design of the Equipment are “Confidential Information” within the meaning of Section 10.1 of the JVA.  Nevertheless, by approving of the sale or transfer of the Equipment as set forth herein, Buyer agrees that Seller’s action aimed at the sale of the Equipment in accordance with the terms hereof shall not constitute a violation of Section 10.2 of the JVA. Attached hereto as Exhibit E is a declaration from LLPG that two of the three 150-ton Liquidmetal Alloy casting machines should have become LLPG property, that LLPG waives any rights to said two machines, and that these two machines remain property of the Company free of charge.

6.    Redemption of Shares.  At any time on or before the first business day after 6 months from the Closing Date, more specifically identified as October 6, 2011 (the “Determination Date”), and effective as of the Determination Date, the Buyer may elect to redeem and repurchase all, but not less than all, of the Shares from Seller by immediately delivering an irrevocable written notice of redemption to Seller (a “Redemption Notice”).  If the Buyer elects to redeem the Shares, the Buyer shall pay the Redemption Price (as defined below) in cash to Seller no later than five (5) business days after the date on which the Redemption Notice is delivered to Seller.  The “Redemption Price” shall be calculated and determined as follows:

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(a) If, on the Determination Date, the Average Market Price is greater than or equal to One Hundred Ten Percent (110%) of the Base Price, the Redemption Price shall equal One Hundred Ten Percent (110%) of the Base Price; or

(b) If, on the Determination Date, the Average Market Price is greater than or equal to the Base Price, but less than One Hundred Ten Percent (110%) of the Base Price, the Redemption Price shall equal the Average Market Price; or

(c) If, on the Determination Date, the Average Market Price is less than the Base Price, then the Buyer may, at its option, redeem the Shares at the Base Price, or the Parties shall proceed as set forth in Section 7 below.

In the event that Buyer does not elect to redeem the Shares, then the Buyer must, on the first business day after the Determination Date, instruct its transfer agent to re-issue the Shares to Seller in unrestricted form, without a restrictive legend thereon, upon the tender by the Seller of the original certificates representing the Shares to the transfer agent.  Seller may, following expiration of the Determination Date, retain or dispose of any or all of the unredeemed Shares as it sees fit, subject to applicable securities laws. Upon the payment of the Redemption Price, Seller shall transfer and assign the Shares to Buyer upon the terms and conditions of this Agreement free and clear of any liens, claims, or encumbrances and will execute any assignments or stock powers reasonably requested by Buyer to effectuate such transfer.

7.    Issuance of Note.  If, on the Determination Date, the Average Market Price is less than the Base Price, the Buyer shall, within three (3) business days after the Determination Date, issue to Seller a promissory note, in substantially the form attached hereto as Exhibit F (the “Note”).  The principal amount of the Note shall equal the product of (a) the aggregate number of Shares issued by the Buyer to the Seller on the Closing Date pursuant to this Agreement, multiplied by (b) the difference between the Base Price and the Average Market Price as of the Determination Date.

8.    Additional Seller Covenant.  Seller agrees that neither Seller, nor its affiliates, consultants, nor anyone acting on their behalf, will at any time on or prior to the Determination Date, engage in any transactions in the Buyer’s common stock, including without limitation short-sales, dispositions, or hedging transactions.

9.    Additional Buyer Covenant; Security.  In the event that, after the Closing Date and before the latest to occur of (i) the Redemption Price is paid in full or (ii) the Shares are registered for resale under the Securities Act or the relevant certificates are issued without the restrictive legend (so long as Seller timely tenders the original certificates to the Buyer’s transfer agent) or (iii), the Note issued in accordance with Article V, Section 6 and is paid in full (as the case may be), the Buyer grants to any non-affiliate third party any license (a “Third-Party License”) under the Licensed Patents (as defined in the License Agreement and amendments thereto and listed in Exhibit D) to make, offer, and/or sell Licensed Products (as defined in the License Agreement and amendments thereto, if applicable), then Buyer hereby covenants that it shall deposit any consideration, license fees or royalties received by Buyer under such Third-Party License (net of the Buyer’s out-of-pocket costs relating to such consideration, licensee fees or royalties) into a separate bank account (the “Segregated Account”) as security for the performance of Buyer’s obligations under (i), (ii) and (iii) above. In case of default by Buyer under the obligations set forth under (i), (ii) and (iii) above, the Seller shall be entitled to receive from the Segregated Account, regardless of any objection raised by Buyer, any deficiency or unpaid amount up to and until the total cumulative amount of $2,800,000.00 has been received by the Seller plus any unpaid amount under the Note to be issued under Section 7 of this Article V. In event of such default, the Seller must make written demand to the escrow agent, or to such other person or entity entrusted with the Segregated Account, with notice to the Buyer, stating that the Buyer is in breach of this Settlement Agreement and specifying the kind of breach and the relevant amount owed thereunder, without prejudice for the Seller’s right to seek any remedy under applicable law to obtain compensation for any and all damages suffered due to such breach. The Buyer agrees to enter into any escrow account, account control agreement, or blocked account control agreement for the duration and at the terms and conditions as may be necessary to provide for such payments or security contemplated by this paragraph. Funds in the Segregated Account may be applied toward payment of the Redemption Price, and once either the Redemption Price or the amount of the Note is fully paid, the Segregated Account shall be released without further claim by the Seller to the full control of the Buyer.

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10.              Additional Buyer Covenant; Liquidation and Winding Down of the Company.  Promptly after the Closing Date and Buyer’s purchase of the Purchased Interests, Buyer shall take any and all steps necessary or reasonable to dissolve the Company in accordance with applicable laws. Seller shall cooperate with Buyer in good faith in such efforts.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to Buyer to execute and deliver this Agreement, the Seller makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof, and shall survive the consummation of the transactions contemplated hereby.

1.    Authorization of Transaction.  The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.  The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government, governmental agency, any lender, financial institution, person, or entity in order to consummate the transactions contemplated by this Agreement, save for any deposit customary for compulsory registration of the purchase agreement relating to the Purchased Interest with the competent Company’s Registrar.

2.    Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets are subject.

3.    Title to Purchased Interest.  The Seller:

(a)        holds of record or owns beneficially the Purchased Interest, free and clear of any interests or rights of third parties, and of any restrictions on transfer, taxes, mortgages, pledges, liens, encumbrances, charges or other security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands which shall survive Closing.

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(b)        does not need the consent of any third party to effect the contemplated sale.

(c)        is not a party to any agreement, option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of the Purchased Interest.

(d)        has not pledged, hypothecated, or assigned the Purchased Interest and has not granted an option to any person or entity, which remains in effect, to purchase or acquire any portion of the Purchased Interest.

(e)        is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Purchased Interest that will survive Closing.

(f)         represents that upon the execution of the transfer deed in front of the Notary Public, deposit of such deed to the Company’s Registrar and payment for the Purchased Interest as contemplated by this Agreement, the Buyer will receive valid marketable title to the Purchased Interest, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest.

4.    No Liabilities.  Prior to the Closing, the Seller shall have either assumed all of the Company’s Liabilities, known or unknown, or shall have otherwise transferred all such Liabilities from the Company, such that as of the Closing Date, the Company shall not have any Liabilities.

5.    Investment Experience.  The Seller has substantial experience in evaluating and investing in securities in companies similar to the Buyer such that the Seller is capable of evaluating the merits and risks of the Seller’s investment in the Buyer and has the capacity to protect its own interests.  The Seller is an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

6.    Investment Purposes.  The Seller is acquiring the Shares for investment for the Seller’s own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  The Seller understands that the Shares have not been, and will not be when delivered hereunder, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations as expressed herein.

7.    Restrictions.  The Seller understands that: (a) the Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (i) subsequently registered thereunder, or (ii) the Buyer has been advised by its legal counsel that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, such as Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144” ); (b) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144; and (c) the Buyer is not under any obligation to register the Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

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8.    Legends.  The Seller understands that the certificates or other instruments representing the Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

The legend set forth above shall be removed and the Buyer shall issue a certificate without such legend to the holder of the Shares upon which it is stamped, if, unless otherwise required by state securities laws, (a) such Shares are registered for resale under the Securities Act or (b) the Buyer does not exercise its right to redeem the Shares in accordance with the provisions of Article V, Section 6.

9.    Cooperation.  The Seller agrees to fully cooperate with Buyer in the preparation, execution, filing, recordation, and transfer of any and all documentation as may be required under Italian law to fully carry out or memorialize the purposes of this agreement, and also in the winding up and liquidation of the Company. The Seller shall participate in Company's shareholder meetings to vote on an agenda dealing with the financial statement for the Company's approval and with the Company's dissolution. The Seller shall vote in accordance with the Buyer’s instructions.  Seller assumes responsibility for the approved budget and its contents as provided for in Article V, Section 1.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to execute and deliver this Agreement, the Buyer makes the following representations and warranties to the Seller, each of which is true and correct on the date hereof, and shall survive the consummation of the transactions contemplated hereby.

1.    Authorization of Transaction.  The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.  The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

2.    Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation or the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule injunction, judgment, order, decree, ruling, charge, or other restriction or any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which he or it is bound or to which any of his or its assets is subject.

3.    Issuance of Shares.  The Shares are duly authorized and, upon issuance in accordance with the terms hereof, shall be fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.  Buyer is, and will agree to remain at all times relevant hereto, current on periodic reporting requirements of the Securities Act to the extent required by Rule 144 of the Securities Act.   Assuming the accuracy of each of the representations and warranties of the Seller contained in Article VI, the issuance by the Buyer of the Shares is exempt from the registration requirements of Section 5 of the Securities Act.

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4.    Validity of License.  Buyer agrees and understands that immediately prior to the mediation between the Parties which was resolved by agreement by the Parties on March 19, 2011 (see Article IX, below) and at all times thereafter through the Closing Date: (a) the License was, and is now, owned by the Company; (b) Buyer was, and is now, not aware of any legal deficiencies of the License or underlying patents existing; (c) Buyer has no knowledge of any rights of third parties which have priority over the License or which encumber the License; and, (d) Seller’s transfer of the License does not infringe third parties' rights or does not cause damages to third parties.

ARTICLE VIII
INDEMNIFICATION

1.    Indemnification by Seller.  The Seller shall indemnify and hold harmless the Buyer and its current and former directors, officers, employees, agents, representatives, affiliates, successors and assigns (collectively, “Buyer Indemnified Parties”), from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, reasonable costs and reasonable expenses (whether or not involving a third party claim), including, without limitation, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any actions and/or suits (commenced or threatened), demands, assessments, judgments, or any claim whatsoever, and any and all amounts paid in settlement of any of the aforementioned, asserted against, resulting to, imposed upon, or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of, in respect of, connected with, or arising from (a) any inaccuracy or breach of any representation or warranty of Seller contained in or made pursuant to this Agreement, (b) the nonfulfillment or breach of any covenants or agreements made by Seller in this Agreement, (c) any Liabilities of the Company arising from or relating to any period of time prior to the Closing, including without limitation the Liabilities referred to in Article V, Section 1, of this Agreement, and (d) any tax Liabilities or other Liabilities arising from or relating to the asset and liability transfers described in Article V, Section 1, of this Agreement.

2.    Indemnification by Buyer.  Buyer shall indemnify and hold harmless Seller and its current and former directors, officers, employees, agents, representatives, affiliates, successors and assigns (collectively, the “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, reasonable costs and reasonable expenses (whether or not involving a third party claim), including, without limitation, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any actions and/or suits (commenced or threatened), demands, assessments, judgments, or any claim whatsoever, and any and all amounts paid in settlement of any of the aforementioned, asserted against, resulting to, imposed upon, or incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of, in respect of, connected with, or arising from (a) any inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, (b) the nonfulfillment or breach of any covenants or agreements made by Buyer in this Agreement, and (c) any Liabilities of the Company arising after the Closing.

Settlement and Equity Interest Purchase Agreement, Page 10

3.    Unknown Claims.  The Parties hereby acknowledge and agree that the release set forth in Article I is a general release that applies to all claims for injuries, damages, or losses which they may have against each other of any kind, whether known or unknown, foreseen or unforeseen, or patent or latent, and that they hereby waive application of California Civil Code Section 1542. The Parties certify that they have read the following provisions of Civil Code Section 1542:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

The Parties understand and acknowledge that in consequence of this waiver of Civil Code Section 1542, even if they should eventually suffer additional damages arising out of the facts referred to in the Actions, they will not be able to make any claim for those damages. Furthermore, the Parties acknowledges that they intend these consequences even as to claims for damages that may exist as of the date of this release but that they do not know exist, and that, if known, would materially affect their decision to execute this release, regardless of whether their lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.

ARTICLE IX
ENFORCEMENT OF AGREEMENT

1.    Mediation and Judgment.  This Agreement is the final agreement between the parties, replacing and incorporating the terms of an initial written settlement agreement executed by the Parties on March 19, 2011, following mediation assisted by Hon. Leo S. Papas, Ret. This Agreement shall be admissible pursuant to California Evidence Code Section 1123, and may, but only following good faith attempt to resolve any disputes pertaining hereto informally by Judge Leo S. Papas, Ret. before approaching the court, be enforced by motion of any party pursuant to CCP §664.6 before the Superior Court of Orange County, following notice of default with 5 days’ time to cure such default. The Parties agree that the OC Case shall be dismissed by the parties with prejudice, but that the Court shall retain jurisdiction for purpose of enforcement of this Settlement Agreement, which the Parties stipulate and agree may, in the event that a default is not cured, include an order by the Court that Judgment be entered for any remaining unpaid deficiency or that performance may be otherwise specifically ordered. In the event of any motion or action to enforce this Agreement the prevailing party shall be entitled to reimbursement of its attorney’s fees and costs.

ARTICLE X
MISCELLANEOUS

1.    Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.  The representations and warranties of the Parties hereunder shall survive the Closing.

2.    Good Faith. The Parties agree to act in good faith to create, complete and execute all documents necessary to effectuate this agreement.

3.    Confidentiality. The Parties agree to keep the terms of this Agreement confidential to the extent permissible under California, U.S. Federal, or Italian law, as the case may be.  The Parties may discuss the terms hereof only (i) within the signatories’ or their officers’ or directors’ immediate family members or significant others; or (ii) within the Parties’ respective organizations on a need-to-know basis; or (iii) with their attorneys, tax advisors, financial advisors or any government agency, entity or person so long as reasonably required by the law; or (iv) where required to disclose such terms pursuant to a valid court order for testimony at trial or deposition so long as all other affected parties receive reasonable notice and opportunity to object; or (v) if a modification to the confidentiality is agreed upon in writing and signed by the parties affected; or (vi) as necessary to complete performance of this Agreement.

Settlement and Equity Interest Purchase Agreement, Page 11

4.    Defamation. The Parties agree that each of them will not defame or disparage the other, or any of its affiliates, related entities, or any past or present officers, directors or employees.

5.    No Reliance. The Parties agree that by entering into this Agreement each of them is not relying on any representations other than those set forth in this Agreement.

6.    Successors and Assignment.  This Agreement shall be binding upon and insure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party, prior to Closing, may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, and any assignment attempted without such prior written approval shall be void.

7.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitutes one and the same instrument.  Facsimile or electronic mail copies of the signature pages shall constitute originals.

8.    Descriptive Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.    Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties hereto.  No waiver by any Party of any default, misrepresentation, or breach of warrant or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior to subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.      Notice. Any notice required to be given under this agreement shall be valid if made by first class mail, facsimile, email, or overnight or special delivery service, and shall be effective upon receipt by either Party at that Party’s executive offices or valid email address.

11.      Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

12.      Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.  All disputes arising under or relating to this Agreement shall be resolved exclusively in the state or federal courts located in the State of California.

Settlement and Equity Interest Purchase Agreement, Page 12

13.      Construction.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” means including without limitation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  This Agreement is written in the English language, and in the event that any translation of this Agreement into a language other than English conflicts with the English-language version, then the English-language version shall control.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth above.

SELLER:

SAGA S.P.A, an Italian corporation

By:
Name
Title

BUYER:

LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation

By:
Name
Title

COMPANY:

LIQUIDMETAL SAGA S.R.L., an Italian limited liability company

By:
Name
Title

[Section 68 attorney signatures follow]

Settlement and Equity Interest Purchase Agreement, Page 13

Waiver under Section 68 of the Italian Professional Law. The attorneys in Italy hereby waive their rights under section 68 of the Italian Professional Law, thereby releasing the Parties from joint and several liability with respect to the attorneys’ fees.

________________
Evelyne Povoleri
Attorney for Seller

________________
Ilaria Bartolucci
Attorney for Buyer

________________
Silvia Gagno
Attorney for Buyer

Settlement and Equity Interest Purchase Agreement, Page  14

EXHIBIT A

EXHIBIT B

EXHIBIT C

EXHIBIT D

EXHIBIT E

EXHIBIT F

PROMISSORY NOTE

 Settlement and Equity Interest Purchase Agreement, Page  15

EXIBIT A1

          VERBALE DI RIUNIONE DEL CONSIGLIO DI AMMINISTRAZIONE DEL GIORNO 25 MARZO 2011 Oggi 25 marzo 2011 alle ore 9.00, presso la sede sociale in Cadoneghe, via T. Edison 9, si è riunito ii Consiglio di Amministrazione della società SAGA S.p.A. per discutere e deliberare sul seguente ordine del giorno

1)	Partecipazione nella controllata Liquidmetal Saga Italy S.r.l. e rapporti col partner Liquidmetal Technologies Inc.;

2)	Bilancio al 31.12.2010: fruizione di maggiori termini per I’approvazione;

3)	Varie ed eventuali.

Assume la presidenza, secondo Statuto, il Sig. Aronne Meneghetti il quale prende atto della presenza dell’intero Consiglio di Amministrazione nelle persone sua e dei Sigg. Gabriele Calore, Augusto Pinton e Silvano Lunardi e, in audio conferenza, della totalità del Collegio Sindacale nelle persone del Dott. Luciano Berzè – Presidente - del Dott. Dante Caralo e del Dott. Giampaolo Ferretto – sindaci effettivi.

Partecipano inoltre alla riunione i soci Sigg. Diego Schiavo, Giancarlo Peruzzo, Manuele Carpanese e Andrea Cardini ed i consulenti Dott. Andrea Pagnacco, Dott. Umberto Balin, Avv. Evelyne Povoleri, Dott.ssa Viviana Pigal, oltre che la Sig.ra Mara Meneghetti.

II Presidente, constatata la valida costituzione del Consiglio in forma totalitaria, nessuno dichiarandosi insufficientemente informato sugli argomenti a trattare, incarica della stesura del presente verbale il Sig. Silvano Lunardi, che accetta, e dà quindi inizio alla riunione.

II Presidente introducendo quanto previsto al primo punto all’ordine del giorno, innanzitutto ricorda, come puntualmente dettagliato al Consiglio nella seduta dello scorso 27 ottobre 2010, che Saga aveva intrapreso nei confronti di Liquidmetal Technologies Inc. le vie giudiziali presso i competenti uffici, sia in Italia che in California, per far valere i propri diritti contrattuali a tutela dei propri interessi e per rimuovere i vincoli che impedivano il decollo dell’attività, allo scopo di porre fine al rapporto di sudditanza con il partner americano a lungo inadempiente. Inoltre il Presidente riferisce che nel corso del mese di febbraio 2011, come anticipato al Consiglio, è stato nominato un revisore di standing internazionale cui è stato affidato I’incarico di determinare, alcuni importi fondamentali tra cui I’ammontare dei costi sostenuti da Saga nell’ambito della joint venture con LQMT, nonchè il mancato utile su particolari affari inizialmente prospettati da Liquidmetal e non concretizzati, da far valere all’occorrenza in giudizio o in contraddittorio tra le parti.

Ciò premesso il Presidente riferisce che gli intensi sforzl compiuti per il raggiungimento di una possibile soluzione stragiudiziale dell’intera posizione con la controparte, anche grazie al cambio di management di LQMT e alla recente partnership commerciale instaurata da quest’ultima con Apple, hanno portato alla definizione di un accordo quadro siglato negli Stati Uniti il 19 marzo, a seguito di un meeting con il partner Liquidmetal Technologies Inc..

II Presidente dunque, coadiuvato dal Dott. Balin e dall’Avv. Povoleri, anche ai sensi dell’art 2381 comma 5, c.c., relaziona i presenti sui punti salienti della bozza di accordo raggiunto e siglato tra Saga e LQMT il 19 marzo 2011, che viene lasciata agli atti della Società.

OMISSIS

II Consiglio udita la relazione del Presidente e ricevuti dallo stesso tutti i chiarimenti e le ulteriori informazioni ritenute necessarie, si congratula per il raggiungimento dei risultati raggiunti a beneficio di Saga e preso atto dell’assenza di osservazioni contrarie da parte del Collegio Sindacale, all’unanimità

delibera

-
di approvare ratificando senza riserve I’operato sin qui posto in essere dal Presidente, già precedentemente delegato dal Consiglio per la trattazione della controversia con LQMT e di tutti gli aspetti ad essa connessi ed in particolare:

-
di approvare il conferimento alla società di revisione KPMG S.p.A. della stima dell’ammontare dei costi sostenuti da Saga nell’ambito della joint venture con LQMT, nonché del mancato utile su particolari affari inizialmente prospettati da Liquidmetal e non concretizzati, dandogli mandato per definire al meglio il corrispettivo per tale opera;

-
di approvare i contenuti tutti dell’accordo raggiunto con la controparte LQMT per la risoluzione della controversia in ordine alla joint venture veicolata tramite la partecipazione in LSI, cosl come esposto dal Presidente al Consiglio;

-
di conferire pertanto disgiuntamente ai consiglieri Aronne Meneghetti e Gabriele Calore ogni potere per perfezionare e giungere alla definizione finale del accordo, apportando allo stesso ogni eventuale modifica, correzione o integrazione dovesse ritenere necessaria o solamente utile nell’interesse di Saga S.p.A., compreso I’acquisto delle dotazioni produttive da LSI per il corrispettivo di Euro 700.000,00 per i macchinari e di Euro 200.000,00 per le materie, conferendo conseguentemente agli stessi ogni potere per sottoscrivere tutti i conseguenti atti, anche notarili, documenti, dichiarazioni, necessari al perfezionamento dell’accordo e altresl votando nelle assemblee che dovessero essere convocate da LSI nelle more dell’ufficializzazione del cambio di compagine sociale, secondo le istruzioni che saranno convenute con LQMT, con promessa sin d’ora di rato e valido, senza che ai delegati possa essere opposto difetto di poteri.

Passando alla trattazione di quanto previsto al secondo punto all’ordine del giorno,

OMISSIS

Alle ore 10.00 null’altro essendovi da trattare all’ordine del giorno e nessun altro volendo intervenire, il Consiglio di Amministrazione viene sciolto, previa lettura e approvazione del presente verbale.

IL SEGRETARIO	IL PRESIDENTE
(Silvano Lunardi)	(Aronne Meneghetti)

CONSIGLIO Dl AMMINISTRAZIONE SAGA S.P.A. DEL 25 MARZO 2011

FOGLIO PRESENZE

Aronne Meneghetti

Gabriele Calore

Augusto Pinton

Silvano Lunardi

Luciano Berzé

Giampaolo Ferretto

Dante Carolo

EXIBIT A2

SAGA S.p.A.

Via T.Edison 9 - Cadoneghe (PD)

Capitale Sociale 1.000.000 di Euro i.v.

REA PADOVA N° 139626 - Registro Imprese di Padova, C.F e P.IVA 00800300287

VERBALE DI ASSEMBLEA ORDINARIA DEGLIAZIONISTI DEL GIORNO 22 MARZO 2011

II giorno 25 marzo 2011, alle ore 10.00, si è riunita presso la sede della società in Cadoneghe, Via T.Edison n.° 9, I’assemblea ordinaria degli azionisti della società SAGA S.p.A., per discutere e deliberare sul seguente

Ordine del giorno

1)	Partecipazione nella controllata Liquidmetal Saga Italy S.r.l. e rapporti col partner Liquidmetal Technologies Inc.;

2)	Varie ed eventuali.

Assume la Presidenza il Sig. Meneghetti Aronne, il quale constata la presenza dell’intero Capitale Sociale, nelle persone di se medesimo, del Sig. Gabriele Calore, del Sig. Augusto Pinton, del Sig. Silvano Lunardi, del Sig. Cardin Andrea, del Sig. Carpanese Manuele, del Sig. Peruzzo Giancarlo e del Sig. Schiavo Diego.

II Presidente constata inoltre la presenza di tutti i membri del Consiglio di Amministrazione e dell’intero Collegio Sindacale in conferenza audio nelle persone del Dott. Luciano Berzè - Presidente, del Dott. Giampaolo Ferretto e del Dott. Dante Carolo – sindaci effettivi.

Verificata la valida costituzione dell’Assemblea in forma totalitaria, nessuno dichiarandosi insufficientemente informato sugli argomenti a trattare, il Presidente incarica della stesura del presente verbale il Sig. Silvano Lunardi che accetta e dà quindi inizio alla riunione.

II Presidente apre la seduta e introduce brevemente quanto previsto all’ordine del giorno, ripetendo brevissimamente il contenuto dell’accodo raggiunto con Liquidmetal Technologies Inc., essendo ciò stato ampiamente dibattuto nel Consiglio di Amministrazione appena tenutosi e a cui tutti gli astanti hanno partecipato in veste di amministratori, ovvero di invitati.

Si apre dunque tra i presenti una breve discussione al termine della quale, I’Assemblea degli Azionisti, all’unanimità,

Delibera

-	di approvare e di condividere il contenuto della delibera appena assunta dal Consiglio di Amministrazione della Società,

-	di approvare e di condividere il conseguente investimento in titoli della Liquidmetal Technologies Inc.,

-	di autorizzare il Consiglio di Amministrazione e le persone dallo stesso delegate a perfezionare I’accordo raggiunto e gli atti accessori ed esecutivi dello stesso,

-	di dare ampia manleva al consiglio per I’operato svolto in riferimento alla gestione del rapporto con Liquidmetal Technologies Inc..

Alle ore 10.30, essendo esauriti i punti all’ordine del giorno e nessun altro desiderando prendere la parola, II Presidente scioglie I’Assemblea.

II Segretario	II Presidente
(Silvano Lunardi)	(Aronne Meneghetti)

ASSEMBLEA DEGLI AZIONISTI SAGA S.P.A. DEL 25 MARZO 2011

FOGLIO PRESENZE

Aronne Meneghetti

Gabriele Calore

Augusto Pinton

Silvano Lunardi

Diego Schiavo

Giancarlo Peruzzo

Manuele Carpanese

Andrea Cardin

Luciano Berzè

Giampaolo Ferretto

Dante Carolo

EXHIBIT B

LIQUIDMETAL BOARD AUTHORIZATION

EXIBIT B

LIQUIDMETAL TECHNOLOGIES, INC.

WRITTEN CONSENT
OF THE BOARD OF DIRECTORS

          The undersigned, constituting all of the members of the Board of Directors of Liquidmetal Technologies, Inc., a Delaware corporation (the “Company”), hereby consent to and adopt the following resolutions without a meeting in accordance with the Delaware General Corporation Law:

          WHEREAS, on March 19, 2011, the Company, SAGA S.p.A. (“SAGA”) and Liquidmetal Saga Italy, S.r.I. (“LSI”), which are currently parties to legal actions in California and Italy (collectively, the “Legal Action”), have agreed in principle to settlement terms as written in the Liquidmetal / Saga Settlement document attached hereto as Exhibit A (the “Settlement”).

          WHEREAS, the Settlement is contingent upon the approval by the boards of directors of the Company, SAGA and LSI.

          WHEREAS, the Board has evaluated the Settlement and believes that the completion of the Settlement is in the best interests of the Company and its stockholders.

          NOW, THEREFORE, BE IT RESOLVED, that the Board hereby approves the Settlement, which includes the settlement and dismissal of the Legal Action in Orange County California Superior Court and the arbitration before the Camera Arbitrale di Padova.

          FURTHER RESOLVED, that the Settlement is hereby approved upon the terms and conditions set forth in the Settlement attached hereto as Exhibit A, and the Board hereby approves the actions by the Company to negotiate, finalize and execute the Settlement and dismissal of the Legal Action upon such terms; and

          FURTHER RESOLVED, that the shares of Common Stock that the Company will issue and deliver pursuant to the Settlement shall be authorized but unissued shares of the Company’s Common Stock (the “Issuable Shares”); and

          FURTHER RESOLVED, that the consideration to be received by the Company for the delivery of the Issuable Shares pursuant to the Settlement is hereby deemed to be adequate for all purposes, and the Issuable Shares, when so delivered, shall be deemed to be validly issued, fully paid, and nonassessable; and

          FURTHER RESOLVED, that the officers of the Company, and each of them alone, are hereby authorized and directed to have prepared final settlement documents and agreements that are materially consistent with the substantive terms and provisions of the Settlement (the “Final Settlement Documents”) and to execute and deliver the Final Settlement Documents to SAGA and/or LSI, and the execution and delivery of the Final Settlement Documents by any officer of the Company shall be conclusive proof of that such documents and agreements are deemed to be materially consistent with the terms and provisions of the Settlement; and

          FURTHER RESOLVED, that the officers of the Company are hereby authorized and directed to execute and deliver the Settlement, the Final Settlement Documents, and such other documents and agreements that are necessary or reasonably helpful to effectuate the transactions contemplated thereby, and to take such other actions as are reasonable and necessary to carry out the intent of the foregoing resolutions; and

          FURTHER RESOLVED, that any and all actions heretofore taken by the officers of the Company in furtherance of the above-described Settlement are hereby approved and ratified in all respects.

          IN WITNESS WHEREOF, the undersigned, constituting all of the members of the Board of Directors of the Company, hereby execute this Written Consent as of March 21, 2011.

BOARD OF DIRECTORS

Abdi Mahamedi

Thomas Steipp

Robert Biehl

Mark S. Hansen

Ricardo A. Salas

2

          FURTHER RESOLVED, that the officers of the Company are hereby authorized and directed to execute and deliver the Settlement, the Final Settlement Documents, and such other documents and agreements that are necessary or reasonably helpful to effectuate the transactions contemplated thereby, and to take such other actions as are reasonable and necessary to carry out the intent of the foregoing resolutions; and

          FURTHER RESOLVED, that any and all actions heretofore taken by the officers of the Company in furtherance of the above-described Settlement are hereby approved and ratified in all respects.

          IN WITNESS WHEREOF, the undersigned, constituting all of the members of the Board of Directors of the Company, hereby execute this Written Consent as of March 21, 2011.

BOARD OF DIRECTORS

Abdi Mahamedi

Thomas Steipp

Robert Biehl

Mark S. Hansen

Ricardo A. Salas

2

          FURTHER RESOLVED, that the officers of the Company are hereby authorized and directed to execute and deliver the Settlement, the Final Settlement Documents, and such other documents and agreements that are necessary or reasonably helpful to effectuate the transactions contemplated thereby, and to take such other actions as are reasonable and necessary to carry out the intent of the foregoing resolutions; and

          FURTHER RESOLVED, that any and all actions heretofore taken by the officers of the Company in furtherance of the above-described Settlement are hereby approved and ratified in all respects.

          IN WITNESS WHEREOF, the undersigned, constituting all of the members of the Board of Directors of the Company, hereby execute this Written Consent as of March 21, 2011.

BOARD OF DIRECTORS

Abdi Mahamedi

Thomas Steipp

Robert Biehl

Mark S, Hansen

Ricardo A. Salas

2

EXHIBIT C

LSI BOARD AUTHORIZATION

EXIBIT C

English version prevailing on Italian version

LIQUIDMETAL SAGA ITALY SRL

Cadoneghe, via T.A.Edison n.9 - CAP 35010 Provincia PD

Share capital Euro 10.000 fully paid in

Registro Imprese Padova – Fiscal code and V.A.T. 04104670288

Padua Chamber of Commerce n. 362005

Under direction of SAGA Spa

*********

MINUTES OF THE BOARD MEETING

APRIL 6th 2011

On April 6th 2011, in the registered office of the company in Cadoneghe, Via Edison 9, a Board Meeting was called to discuss the following agenda:

1.	Approval of the Agreement with Liquidmetal Technologies Inc.; following resolutions and proxies;

2.	Shareholders’ meeting.

***

The President Mr. Aronne Meneghetti verified the presence of all the members of the Board of Administration, including himself, Mr. John Kang (in conference) and Mr. Giancarlo Peruzzo as Directors, and declared the current Board Meeting valid. The President asked Mr. Giancarlo Peruzzo to be the Secretary; those present and Mr. Peruzzo accepted.

Starting with the first point in the agenda, the President verified that all the Board member had a copy of the proposed Agreement with Liquidmetal Technologies Inc. and summarized it.

After detailed examination of the documents and of their annexes, the Board with unanimous consent, decided to:

1.	Approve the draft of the Agreement with Liquidmetal Technologies Inc.;

2.	provide full powers to the President, Mr. Aronne Meneghetti to sign that Agreement and any correlated agreement and executor deed.

Passing to the second point in the agenda, the President suggested that in a few days there might be the need for the calling of a Shareholders’ meeting for the approval of the financial report as at Dec. 31st 2010 and as at a more recent date, informing the shareholders on the situation of the company.

The Board with unanimous consent, decided to:

Give full proxy to the President, Mr. Aronne Meneghetti to call a Shareholders’ meeting deciding the date, the place and the agenda for that meeting together with the shareholders, according to what will happen in the next few days.

Having reached the end of the agenda and with no further points arising, the President ended the Board Meeting.

The Secretary	The President

(Giancarlo Peruzzo)	(Aronne Meneghetti)

John Kang

LIQUIDMETAL SAGA ITALY SRL

Cadoneghe, via T.A.Edison n.9 - CAP 35010 Provincia PD

Capitale sociale Euro 10.000 interamente versato

Registro Imprese di Padova - Codice fiscale e partita I.V.A. 04104670288

REA di Padova n. 362005

Soggetta a direzione e coordinamento da parte di SAGA Spa

*********

VERBALE DEL CONSIGLIO DI AMMINISTRAZIONE

DEL GIORNO 6 APRILE 2011

Oggi 6 aprile 2011, presso la sede della società in Cadoneghe, Via Edison 9, si è riunito, anche mediante utilizzo di conferenza telefonica, il Consiglio di Amministrazione della società Liquidmetal Saga Italy S.r.l. per discutere e deliberare sul seguente ordine del giorno

1.	Esame della bozza di accordo con Liquidmetal Technologies Inc.; deleghe conseguenti.

2.	Convocazione dell’Assemblea dei Soci.

***

Assume la presidenza, secondo statuto, il Sig. Aronne Meneghetti, il quale constatata la presenza di persona o in collegamento audio e video dell’intero Consiglio di Amministrazione, nelle persone del consigliere John Kang in conferenza telefonica, nonché del Consigliere Giancarlo Peruzzo e la propria quale Presidente, dichiara valida la presente riunione del Consiglio.

II Presidente incarica della stesura del presente verbale il Consigliere Giancarlo Peruzzo in qualità di Segretario, che accetta e viene accettato dal consiglio.

Venendo al primo punto all’ordine del giorno, il Presidente, accertatosi che tutti i partecipanti abbiano a disposizione la bozza dell’accordo con Liquidmetal Technologies Inc. procede ad illustrarlo.

Tutto I’incartamento e gli allegati vengono dettagliatamente esaminati dagli Amministratori che, dopo approfondito dibattito, all’unanimità,

deliberano

1.	di approvare la bozza di accordo con Liquidmetal Technologies Inc.;

2.	di conferire al Presidente Aronne Meneghetti ogni più ampio potere per procedere alla firma di detto accordo e degli atti esecutivi dello stesso.

di conferire al Presidente Aronne Meneghetti ogni più ampio potere per procedere alla firma di detto accordo e degli atti esecutivi dello stesso.

Prende a questo punto la parola nuovamente il Presidente per illustrare che potrà essere necessario a breve convocare apposita assemblea per l’approvazione del bilancio dell’anno 2010 e, plausibilmente del periodo infrannuale fino a data più recente, sottoponendo ai soci la situazione sociale.

Gli Amministratori, all’unanimità

deliberano

di dare mandato al Presidente di convocare l’assemblea ordinaria e straordinaria della società, convenendone con i soci il luogo, il momento e l’ordine del giorno in funzione degli sviluppi di quanto avrà ad accadere nei prossimi giorni.

Null’altro essendovi da deliberare il Presidente dichiara sciolta la seduta, previa  lettura ed approvazione del presente verbale.

II Segretario	II Presidente

(Giancarlo Peruzzo)	(Aronne Meneghetti)

John Kang

EXHIBIT D

LICENSE AGREEMENT

ATTACHMENT N.1

LIQUIDMETAL LICENSE AGREEMENT

                    THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the 26th day of June, 2006 (the “Effective Date”), by and between LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 25800 Commercentre Drive, Suite 100, Lake Forest, CA 92629, USA (“Licensor”), and LIQUIDMETAL SAGA EUROPE, Srl, which will be changed to LIQUIDMETAL SAGA ITALY, Srl, an Italian corporation having its principal place of business at 35010 Cadoneghe, via T. Edison 9 ITALY (“Licensee”).

RECITALS:

                    A.          Licensor is engaged in the business of developing, manufacturing, and marketing products made from Amorphous Alloys (as defined herein).

                    B.          Licensor has certain patents, trade secrets, know how and technical information pertaining to the composition, processing, properties, and applications of Amorphous Alloys.

                    C.          Licensee desires to license from Licensor certain patents, trade secrets, know how and technical information for the limited purpose of producing certain licensed products within a specified field of use, subject to the terms and conditions of this Agreement.

                    D.          SAGA SpA, a company incorporated under the laws of Italy, with legal office in 35010 Cadoneghe, Via T. Edison 9, (“SAGA”) and LLPG, Inc., a Delaware corporation (“LLPG”), have entered into an Equipment Purchase Agreement (the “Equipment Purchase Agreement”) pursuant to which LLPG has agreed to sell to SAGA, and SAGA, on behalf of Licensee, has agreed to purchase from LLPG, three (3) proprietary 150-ton Liquidmetal Alloy casting machines and two (2) Liquidmetal vacuum induction melting machines in a single, dual unit configuration (the “Equipment”).

AGREEMENTS:

                    NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, Licensor and Licensee agree as follows:

ARTICLE 1
DEFINITIONS

                    For purposes of this Agreement and except as otherwise specifically set forth herein, the following capitalized terms shall have the following meanings:

          1.1. “Amorphous Alloy” means any one or more amorphous or semi-amorphous alloys (i.e., metal-based alloys have a noncrystalline atomic structure in whole or in part) or bulk metallic glasses (or composite materials containing amorphous alloys or bulk metallic glasses). The term “Amorphous Alloy” includes, but is not limited to, any and all alloys that now or in the future are proprietary to Licensor, including by in-licensing, or marketed or sold under the Liquidmetal® brand (collectively, “Liquidmental Alloys” or “Liquidmetal® Alloys”).

1.2. “Confidential Information” shall mean any and all commercial, technical, financial, proprietary, and other information relating to the Discloser, its affiliates, and their respective business operations, including, but not limited to, samples, data, technical information, know-how, formulas, ideas, inventions, discoveries, unpublished Patent applications, business and financial information, applications and designs, and all manifestations or embodiments relating to the foregoing and all improvements made thereto, in whatever form provided, whether oral, written, visual, machine-readable, electronic, or otherwise. For purposes of this Agreement, Licensor’s Confidential Information shall include, but not be limited to, the Licensed Technical Information, and any and all information relating to the composition, processing, properties, and applications of Liquidmetal® Alloys. “Confidential Information” also includes any information described above which the Discloser obtains from a third party and which the Discloser treats as proprietary or designates as confidential, whether or not owned or developed by the Discloser.

          1.3. “Discloser” shall mean the party that is disclosing Confidential Information under this Agreement, regardless of whether such Confidential Information is being provided directly by such party, by a Representative of the party, or by any other person that has an obligation of confidentiality with respect to the Confidential Information being disclosed.

1.4. “Field of Use Restrictions” shall mean and refer to the field of use restrictions set forth in Exhibit B.

          1.5. “Improvements” means all discoveries and/or inventions (whether patented or not) that constitute a modification of the licensed invention or process described in a Licensed Patent, provided such modification, if unlicensed, would infringe one or more claims of the Licensed Patent.

          1.6. “Intellectual Property” means any and all inventions (whether or not protected or protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected or protectable under copyright laws), moral rights, trade secrets, developments, designs, applications, processes, know-how, discoveries, ideas (whether or not protected or protectable under trade secret laws), and all other subject matter protected or protectable under patent, copyright, moral right, trademark, trade secret, or other laws, including, without limitation, all new or useful art, combinations, formulae, manufacturing techniques, technical developments, applications, data, and research results.

          1.7. “Licensed Patents” means the Patents listed in Exhibit A attached hereto plus Licensor’s other Patents in existence as of the Effective Date relating to Liquidmetal Alloys, and all Patents issuing from later filed divisionals, reissues, reexaminations, continuations, continuations-in-part, renewals, extensions, substitutions, and foreign equivalents and counterparts thereof.

          1.8. “Licensed Products” means the following products made from Licensor’s proprietary bulk Amorphous Alloys: (i) the products listed on Exhibit D hereto, and (ii) such additional products as may mutually be agreed upon from time to time by Licensor and Licensee, in their sole discretion, through an amendment to Exhibit D hereto signed by both parties.

          1.9. “Licensed Technical Information” means unpublished research and development information, unpatented inventions, know-how, trade secrets, and technical data now or hereafter in the possession of Licensor that are reasonably necessary for using the Licensed Patents to produce Licensed Products in accordance with this Agreement, provided Licensor has the right to disclose such items to Licensee.

1.10. “Licensee Affiliate” means any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with Licensee or its successors or assigns, or any successor or assign of such an entity. For the purposes of this Agreement, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors or managers, or the right to direct or cause the direction of the management and policies of the subject entity whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.11. “Margin” shall mean and refer to Licensee’s margin on Licensed Products calculated in accordance with Exhibit C.

          1.12.          “Net Sales” means, for purposes of computing monthly royalties under this Agreement, Licensee’s gross invoice price on the sale of Licensed Products less returns or refunds, but before deduction of any other items, including, but not limited to, freight allowances and cash discounts.

          1.13.          “New Amorphous Alloy Technology” means, to the extent developed or acquired after the Effective Date, all new Amorphous Alloys and/or new Intellectual Property relating to the composition, processing, properties, or applications of Amorphous Alloys, and all Patents therefor, including, but not limited to, Improvements to the Licensed Patents.

          1.14.          “Patents” means any and all letters patent (including, but not limited to, patents of implementation, improvement, or addition, utility model and appearance design patents, and inventors certificates, as well as all divisionals, reissues, reexaminations, continuations, continuations-in-part, renewals, extensions, substitutions, foreign equivalents and counterparts, and any other forms of patent protection directed to the inventions covered by any of the foregoing), applications for letters patent (including, but not limited to, all foreign counterpart patent applications), and letters patent that may issue on such applications.

1.15. “Recipient” shall mean the party receiving Confidential Information that is protected under this Agreement.

1.16. “Representatives” shall mean the respective directors, officers, employees, financial advisors, accountants, attorneys, agents, and consultants of a party.

1.17. “Trademark” shall mean the “Liquidmetal®” mark.

ARTICLE 2
LICENSE GRANT

          2.1. Patent License. Licensor hereby grants to Licensee an exclusive, royalty-bearing, non-transferable license under the Licensed Patents to make, offer to sell, sell and export Licensed Products throughout the world, subject to the Field of Use Restrictions. This license shall not include the right to grant sublicenses.

          2.2. Trade Secrets, Know How and Technical Information License. Licensor hereby grants to Licensee an exclusive royalty-bearing, non-transferable license under the Licensed Technical Information to make, offer to sell, and export Licensed Products throughout the world, subject to the Field of Use Restrictions. This license shall not include the right to grant sublicenses.

2.3. Reservation of Rights. The parties agree and acknowledge that Licensor shall at all times retain the right to engage in research and technology development activities relating to the Licensed Patents, the Licensed Know-How, and Licensed Products, and Licensor shall have the unlimited right to engage, partner with, or otherwise work with third parties of its choosing in connection with such activities. Additionally, all rights not specifically granted to Licensee by this Agreement are expressly reserved by Licensor. Licensor retains the right to make, offer to sell, sell and export the Licensed Products, but will not authorize any person other than Licensee to do so.

          2.4. Delivery of Materials Relating to Licensed Patents and Technical Information. In connection with the grant of the licenses set forth in Sections 2.1 and 2.2 above, at all reasonable times and upon reasonable request of Licensee, Licensor shall make available to Licensee, in each case within a commercially reasonable time frame, for Licensee’s internal use pursuant to this Agreement and subject to the confidentiality provisions of this Agreement, one copy of all Licensed Technical Information and one copy of all documentation relating to the Licensed Patents, in each case to the extent then already in possession and control of Licensor and reasonably reproducible.

          2.5. Trademark License. Licensee must at all times market, promote, and sell the Licensed Products under the Trademark and may not use any other trade, brand, or product name without the prior written consent of Licensor. Licensor hereby grants to Licensee an exclusive, worldwide, royalty-free, fully paid up, non-transferable license to use the Trademark in connection with the marketing and sale of Licensed Products, subject to the following terms and conditions:

                         (a) Except as otherwise agreed to by Licensor in writing, all use of the Trademark by Licensee is subject to Licensor’s standard trademark usage policy in effect from time to time (provided that Licensor delivers a copy of such policy to Licensee).

                         (b) All stylized use of the Trademark shall be solely in the original logotype identified by Licensor, except as otherwise agreed in writing by Licensor.

                         (c) Licensee agrees not to affix the Trademark to products other than the Licensed Products. Furthermore, Licensee agrees not to attach any additional trademarks, logos, or designations to the Licensed Products without the prior written consent of Licensor (which consent will not be unreasonably withheld). The “®” icon shall always follow the Trademark.

                         (d) Licensee shall not challenge the validity of Licensor’s rights in and to the Trademark or the validity of the Trademark or any registration(s) thereof. Licensee agrees that it shall not register or attempt to register the Trademark or any other trademark or trade name of Licensor, or use or register any other trademark or trade name which may be confusingly similar to the Trademark or any other trademark or trade name of Licensor.

                         (e) Licensee shall promptly, upon receipt of notice thereof, fully inform Licensor as to any actual or proposed action, by any governmental agency, consumer or environmental group, media or other organization, directed toward removing from the market any Licensed Product based on alleged injury or death, alleged potential for harm, product defect, alleged contamination, tampering or similar occurrence, actual or alleged violation of law in connection with production, labeling, packaging, storage, shipment, advertising or sale, or for any other reason whatsoever. Licensee shall likewise promptly inform Licensor as to any proposal to remove from the market any such Licensed Product as described above on account of suspected nonconformity with applicable product quality or safety standards, improper labeling, possibility of consumer harm, and/or violation of any law or regulation. Licensee shall not issue any public statement stating or implying that Licensor has any responsibility for the manufacture, packaging, labeling, shipping, advertising or any other activity related to the sale of Licensed Products, without first reviewing the same with and seeking the input on the same from Licensor.

ARTICLE 3
LICENSE FEES AND ROYALTIES

          3.1. Royalty Rate. Licensee agrees to pay Licensor a royalty equal to ten percent (10.0%) of the Net Sales of Licensed Products sold to Licensee’s customers. All royalties will be paid in United States Dollars. If the Licensee’s Margin for a product is less than 10% for any particular calendar month, then the parties (Licensor and Licensee) will negotiate in good faith a new royalty amount for that product, and Licensee will not engage in the further manufacture of such Licensed Product until the parties are in agreement on such new royalty amount.

          3.2. Royalties for Transactions Not at Arm’s Length. In order to assure to Licensor the full royalty payments contemplated by this Agreement, Licensee agrees that in the event any Licensed Products shall be sold (1) to a Licensee Affiliate, or (2) to a corporation, firm, or association with which, or individual with whom, Licensee or its stockholders or affiliates shall have any agreement, understanding or arrangement (such as, among other things, an option to purchase stock, or an arrangement involving a division of profits or special rebates or allowances) without which agreement, understanding or arrangement, prices paid by such corporation, firm, association or individual for the Licensed Products would be higher than the Net Sales Price reported by Licensee, or if such agreement, understanding or arrangement results in extending to such corporation, firm, association or individual lower prices for Licensed Products other than those charged to outside concerns buying similar products in similar amounts and under similar conditions, then, and in any such events, the royalties to be paid hereunder in respect of such Licensed Products shall be computed based on an assumed or deemed Net Sales Price to be determined in a manner mutually agreed upon by Licensor and Licensee.

          3.3. Monthly Payment. Royalties on Net Sales of Licensed Products shall be paid to Licensor on a monthly basis within twenty (20) days following the end of the month in which Licensee receives payment on its invoices relating to such Net Sales. For purposes of calculating Net Sales, returns received or refunds given by Licensee during any month will be deducted from any gross sales for which Licensee received payment during such month, but if Licensee has not received any such payments during such month (or has not received sufficient payments to offset the returns or refunds), then such returns or refunds will be deducted during the next calendar month in which Licensee receives such payments.

          3.4. Taxes. All payments due hereunder shall be paid without deduction for taxes, assessments, or other charges of any kind or description that may be imposed on Licensor by any government (except the taxes and withholding tax imposed by the government of the country of the Licensee and the federal government of the United States) or any political subdivision of such non-United States government, with respect to any amounts payable to Licensor pursuant to this Agreement, and such taxes, assessments, and other charges shall be paid for and assumed by Licensee.

          3.5. Early Terminating. In the event Licensor terminates the licenses granted under this Agreement for nonpayment of royalties or other amounts owed by Licensee, in accordance with the terms of this Agreement, all amounts then owing by Licensee shall immediately become due and payable.

ARTICLE 4
REPORTS AND AUDITS

          4.1. Reports. Licensee shall keep accurate and sufficient records to determine amounts owed to Licensor under this Agreement. Licensee shall make a written report detailing the basis for any computations to Licensor within ten (10) days following each calendar month. Records necessary for the computation of amounts payable by Licensee under this Agreement shall be maintained by Licensee for a period of five (5) years following each accounting report due hereunder.

4.2. Audits. Such records of Licensee shall be open to inspection by Licensor or an auditor selected by Licensor during regular business hours of Licensee.

ARTICLE 5
LICENSOR REPRESENTATIONS AND WARRANTIES

          5.1. Representations and Warranties. Licensor represents and warrants that it either owns or licenses the Licensed Patents or otherwise has the full right and power to grant the licenses set forth herein.

          5.2. Disclaimer of Warranties. THE WARRANTIES CONTAINED IN THIS ARTICLE ARE THE ONLY WARRANTIES MADE BY LICENSOR. LICENSOR EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR ARISING OUT OF CUSTOM OR TRADE USAGE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. LICENSOR MAKES NO WARRANTIES WITH RESPECT TO FREEDOM FROM ALLEGED INFRINGEMENT OF THIRD PARTY PATENTS OR FREEDOM FROM THIRD PARTY INFRINGERS. LICENSOR MUST ONLY HOLD LICENSEE HARMLESS AGAINST SUCH ALLEGED INFRINGEMENT OF THIRD PARTIES.

          5.3. Licensed Products. Licensor assumes no responsibility whatsoever for the performance, operation, maintenance, or manner of use of the Licensed Products made, used, sold, imported, or otherwise disposed of by Licensee. Licensor shall have no liability with respect to the Licensed Products.

ARTICLE 6
LICENSEE WARRANTIES AND INDEMNIFICATION

          6.1. Permits. Licensee represents and warrants that it has obtained any and all governmental permits, licenses, or other approvals required for the performance of its obligations and the enjoyment of its rights under this Agreement.

          6.2. Product and Environmental Liability. Licensee agrees that Licensor shall have no liability to Licensee or to any purchasers or users of Licensed Products made or sold by Licensee for any claims, demands, losses, costs, or damages suffered by Licensee, or purchasers or users of Licensed Products, which relate in any way to the manufacture, use, import, or sale of such Licensed Products, including, but not limited to, personal injury, death, property damage, environmental damage, or any claim of defects in design or workmanship of any kind including in the Licensed Products (hereafter, the “Claims”). Licensee agrees to indemnify and hold Licensor, its officers, directors, employees, agents, representatives, successors and assigns harmless from and against all Claims.

ARTICLE 7
TECHNICAL ASSISTANCE AND COMMISSIONING OF EQUIPMENT

          7.1. Installation. Licensor will provide an installation team to oversee and assist in the installation of the Equipment at Licensee’s site in accordance with the specifications for the Equipment and in accordance with the site requirements set forth in the Equipment Purchase Agreement. Licensor agrees that the installation team will consist of no less than two qualified individuals selected by Licensor. Licensee agrees to provide sufficient personnel (in terms of number and qualifications) to handle the installation of the Equipment with the assistance and oversight of Licensor’s installation team. All costs and expenses associated with the personnel involved in the installation of the Equipment will be born by their respective parties (this is to include the costs of travel and transportation to and from Licensee’s facility, all living accommodations and all food and beverage needs of the installation team during the installation, testing and commissioning period). Expenses incurred by Licensee and or SAGA SpA, including personnel costs, travel and entertainment expenses, for the installation will be borne by Licensee not to exceed $15,000. Beyond this limit expenses will be borne by Licensor. Licensee further agrees that it will house and operate the Equipment only in Italy at the agreed-upon installation site. Expenses in this Section 7.1 and 7.2 below do not include facility improvements, utility access or other similar items associated with installing and operating the Equipment, all of which will be borne by Licensee.

7.2. Commissioning. Licensor and Licensee will jointly commission the Equipment at the installation site as follows:

(i) Commissioning will follow as soon as reasonably practicable after the installation of the Equipment.

          (ii)  Drawings of a product will be provided by Licensor, with such specifications to be determined by Licensor (the product set forth in such drawings will be referred to as the “Commissioning Product”).

(iii) Two used molds suitable for manufacturing the Commissioning Products for use in the commissioning process will be provided by Licensor.

          (iv) Commissioning will be deemed complete and acceptable when Licensor can demonstrate that one of the molded Commissioning Products can be produced in line with the drawing specifications, to quality standards reasonably agreed upon by the Parties, and continuously for a minimum run time of 4 hours. The date on which commissioning is completed is referred to as the “Commissioning Date.”

          (v)  Licensor will provide a team of no less than two qualified Licensor employees to assist and oversee the commissioning process, which two employees will be selected by Licensor and which may or may not be the same individuals who are a part of the Licensor installation team. Licensee will fully cooperate in the commissioning process, including by providing a sufficient number of qualified personnel to undertake the commissioning process with the advice and assistance of the Licensor commissioning team. To enable proper training of the Licensee technicians and operators, the commissioning period will not be less than eight working days. Each Party shall bear its own costs associated with the commissioning process as set forth in this Section 7.2., including the limitation to the $15,000 amount expenses incurred by Licensee and or SAGA SpA pursuant to Section 7.1 above.

          (vi) First raw material and consumable shipments shall be split in two different parts: the raw materials and consumables necessary for the commissioning to be paid by Licensor, the raw materials and consumables necessary for the production following the Commissioning Date to be paid by Licensee.

          7.3.          Ongoing Support. Licensor shall provide Licensee ongoing support as reasonably necessary after commissioning of the Equipment. As a part of such support, Licensor will advise and consult with Licensee regarding the use, maintenance and operation of the Equipment, including by making available a qualified technician available at Licensee’s facility in Italy. In connection with the provision of such support services, Licensee shall bear all travel, transportation, accommodation, food and beverage and similar costs associated with such services plus a per diem charge to be agreed upon by Licensor and Licensee. As a part of this support, for critical situations where the Equipment is not operational, Licensor will use reasonable commercial efforts to make available a qualified technician upon five (5) business days’ prior notice, at the Licensee’s facility in Italy.

ARTICLE 8
INTELLECTUAL PROPERTY

          8.1. Licensee Inventions and Improvements. In the course of practicing the Licensed Patents and Licensed Technical Information pursuant to licenses granted by this Agreement, Licensor or Licensee may develop or assist in the development of New Amorphous Alloy Technology. The parties agree that all such New Amorphous Alloy Technology shall be owned solely and exclusively by Licensor. Upon the conception or development of any New Amorphous Alloy Technology by Licensee, whether alone or in conjunction with others, Licensee shall provide written notification to Licensor describing in sufficient detail the nature of the New Amorphous Alloy Technology. Items of New Amorphous Alloy Technology shall become part of the Licensed Patents and/or Licensed Technical Information hereunder, provided that (i) in the case of any New Amorphous Alloy Technology developed by Licensee, such technology shall not become a part of the Licensed Patents and or Licensed Technical Information until such technology is disclosed to Licensor, and (ii) with respect to any New Amorphous Alloy Technology developed or otherwise acquired by Licensor, such technology shall not become a part of the Licensed Patents and/or Licensed Technical Information if the Licensor does not have the right to grant a license to said technology. If the New Amorphous Alloy improvement is essential to the practice of the Licensed Patents and Licensed Technical Information, such technology shall be included in this Agreement.

          8.2. Assignment. Title to any and all New Amorphous Alloy Technology shall vest solely and exclusively in Licensor, regardless of inventorship. Licensee hereby assigns to Licensor, and will cause its employees, contractors, representatives, successors, assigns, affiliates, parents, subsidiaries, officers and directors to assign to Licensor, all right, title and interest in and to any New Amorphous Alloy Technology in which Licensee or any of them acquire rights. Licensee agrees to cooperate and cause its employees and contractors to cooperate in the preparation and prosecution of Patent applications relating to Licensor’s Intellectual Property, including any New Amorphous Alloy Technology. Notwithstanding the foregoing, in the event that Licensee solely initiates, continuously directs and, largely through, its own efforts, develops any new Improvement or other intellectual property that can be patented, then the Licensor and Licensee shall negotiate in good faith a reasonable compensation for assignment of the intellectual property to Licensor.

ARTICLE 9
ADDITIONAL MATTERS

          9.1. Right to Sell Business. At the election by SAGA upon written notice received by Licensor and Licensee at any time following the last day of the eighteenth (18th) calendar month after the Commissioning Date (such last day being referred to as the “Determination Date”), and provided that; (i) Licensor at such time deems that the Equipment is then in good condition and working order; and (ii) Licensee is not then in material breach of this Agreement or any other agreement with Licensor, SAGA may sell to Licensee and Licensor and Licensor shall purchase from Licensee all assets of Licensee (the “Purchased Assets”) relating to the entire business of selling and manufacturing products using Amorphous Alloys (the “Business”), for a purchase price that is equal to the original purchase price of the Equipment (i.e., the purchase price for the Equipment originally paid by Licensee to LLPG and the original purchase price of the other assets relating to the entire business of selling and manufacturing products using Amorphous Alloys) less an amount allocated to depreciation based upon a five year, straight line depreciation method (pro rated on a monthly basis) less capital paid back to Licensee. In connection with any purchase and sale under this paragraph, Licensee shall deliver the Purchased Assets FOB Italy. For purposes of this Agreement, the “Purchased Assets” will include, but not be limited to, the Equipment, all inventory or feedstock then in possession of Licensee or otherwise owned by Licensee, all customer lists, customer contract rights, and other materials related to the Business. All shipping costs and duties shall be paid by and shall be for the account of the Licensor, and Licensor shall have no obligation to consummate the purchase of the Purchased Assets other than pursuant to a customary asset purchase agreement that includes warranties by Licensee as to clear title and the requisite condition of the Equipment specified above. The closing of such purchase and sale and the payment of the required purchase price in U.S. dollars shall be completed on a date selected by SAGA within ninety (90) days after the date of delivery to Licensor and Licensee of the aforementioned notice. This right shall expire upon the first day of the sixtieth (60th) calendar month after the Commissioning Date or upon full repayment of the capital whichever is first.

          9.2. Right to Purchase Business. At any time beginning on the second (2nd) anniversary of the Commissioning Date for the duration of the term of this License and upon written notice to Licensee, Licensor shall have the right to purchase the Purchased Assets and Business from Licensee upon the same terms set forth in Section 9.1 above provided Licensee has not met the minimum requirements of this Agreement. The said minimum requirements will be the qualification by Licensee to manufacture at least five (5) Licensed Products by the end of one (1) calendar year from the Commissioning of the Equipment set forth in Section 7.2.

          9.3. Raw Material Availability. During the terms of this Agreement set in Section 10.1, Licensor shall grant Licensee a steady supply of Amorphous Alloy ingots and Licensee shall purchase Amorphous Alloy ingots only from Licensor. Licensor warranties that the Alloy sold is of good quality and is recyclable. It is the duty of Licensor to supply Licensee with adequate quantity and quality of Raw Material and Amorphous Alloy ingots. Licensor will use all commercially reasonable efforts to make Amorphous Alloy ingots available on a thirty (30) day notice basis. In the case set in Sections 10.2.a and 10.2.b and if Licensor cannot fulfill in providing Licensee with adequate quantity and quality of Raw Material and Amorphous Alloy ingots, then Licensee can find different suppliers for these goods so long as these suppliers are approved by the Licensor which approval shall not be unreasonably withheld.

          9.4. Raw Material Pricing. Amorphous Alloy ingots prices shall be for the material delivered at Licensee plant. The initial price will be Seventy U.S. Dollars (U.S. $70.00) per kilogram. All prices shall be subject to semi-annual adjustments from the Effective Date and upon thirty days’ prior notice to Licensee. Price adjustments will be based upon the change in an index of metal commodity prices presented by Licensor and will take into consideration significant reductions in processing costs (as stated in Exhibit E).

ARTICLE 10
TERM AND TERMINATION

          10.1.         Term. This Agreement shall be in effect from the Effective Date and shall continue for ten (10) years, unless terminated sooner in accordance with the terms of this Agreement. This Agreement shall be automatically renewed for periods of three years, unless terminated by the Parties with a twelve month written notice.

10.2. Early Termination. Notwithstanding any other provision contained herein, this Agreement may be terminated as follows:

                    (a) Material Breach. This Agreement shall terminate on the thirtieth (30th) day after either party gives the other party written notice of a material breach by the other party of any term or condition of this Agreement, unless the breach is cured before that day. The right of a party to terminate this Agreement shall be in addition to and not in lieu of any other right or remedy that the terminating party may have at law or in equity. The failure to timely pay any sales-based royalties or earned royalties hereunder shall be deemed to be a material breach under this Agreement. Notwithstanding the foregoing, any breach by Licensee of any provision of Article 11 hereof shall constitute a material breach entitling Licensor to immediately terminate this Agreement upon written notice to Licensee without an opportunity to cure.

                    (b) Bankruptcy. This Agreement may be terminated immediately by a party in the event the other party becomes insolvent, files or has filed against it a petition under any chapter of the United States Bankruptcy Code (or any similar petition under the insolvency law of an applicable jurisdiction) and such petition is not dismissed within thirty (30) days, proposes any dissolution, liquidation, financial reorganization, or re-capitalization with creditors, or makes an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian, or similar agent is appointed or takes possession of any property or business of such other party.

                    (c) Misappropriation. This Agreement may be terminated immediately without liability by Licensor in the event that Licensor has reasonable grounds to believe that unauthorized use of the Licensed Patents, Licensed Technical Information, or other Confidential Information of Licensor has been made by Licensee or a person or party within its control.

                    (d) Exercising the Right to Sell the Business. This Agreement may be terminated at the sole option of the Licensor immediately upon receipt of notification that Licensee is exercising its right to sell the business to Licensor under Section 9.1 of this Agreement.

                    (e) Exercising the Right to Purchase the Business. This Agreement may be terminated at the sole option of the Licensor if Licensor exercises its right to purchase the Purchased Assets pursuant to Section 9.2 above.

10.3. Effect of Termination.

                    (a) Licensee’s Rights Upon Termination. Upon termination of this Agreement, the licenses and all other rights granted to Licensee under this Agreement shall immediately terminate.

                    (b) Return of Confidential Materials. Within fifteen (15) days after termination of this Agreement, Licensee shall return to Licensor all Licensed Technical Information and other Confidential Information of Licensor then in its possession, custody or control.

                    (c) No Obligation to Refund. After termination of this Agreement, Licensor shall have no obligation to refund any money paid to Licensor under this Agreement. Licensee will be free to use all its assets relating to the entire business of selling and manufacturing products using Amorphous Alloys for other purposes than selling and manufacturing products using Amorphous Alloys. Licensor will re-purchase all inventory or feedstock then in possession of Licensee or otherwise owned by Licensee.

                    (d) Continuation of Obligations. After termination of this Agreement, the provisions of this Agreement concerning the parties’ obligations and responsibilities under Article 11 (Confidentiality) shall continue in full force and effect for an additional period of ten (10) years, and indefinitely for trade secrets; and Licensee’s payment and other obligations under Section 3 (License Fees and Royalties) shall continue in effect until paid. In the event Licensor terminates the licenses granted under this Agreement in accordance with the terms hereof for nonpayment of royalties or other breach by Licensee, all amounts then owing by Licensee shall immediately become due and payable.

                    (e) No Damages for Termination; No Effect on Other Rights and Remedies. Neither party shall be liable for damages of any kind as a result of properly exercising its respective right to terminate this Agreement according to the terms and conditions of this Agreement, and termination will not affect any other right or remedy of either party.

ARTICLE 11
CONFIDENTIALITY

          11.1.          Terms of Agreement. Each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party, provided, however, that disclosures may be made as required by securities or other applicable laws; or by either party to its accountants, attorneys, and other professional advisors. Neither party shall release any publicity or information concerning this Agreement without the other party’s prior written approval, which shall not be unreasonably withheld or delayed.

11.2. Restrictions on Disclosure and Use.

                    (a) Restrictions and Covenants. Except as otherwise provided herein, each party agrees that, in its capacity as the Recipient of Confidential Information, it will (i) hold the Discloser’s Confidential Information in strict confidence, use a high degree of care in safeguarding the Discloser’s Confidential Information, and take all precautions necessary to protect the Discloser’s Confidential Information including, at a minimum, all precautions the Recipient normally employs with respect to its own Confidential Information, (ii) not divulge any of the Discloser’s Confidential Information or any information derived therefrom (including results of tests on material samples) to any other person (except as set forth in Section 10.2(b) (Disclosure to Representatives) hereof), (iii) not make any use whatsoever at any time of the Discloser’s Confidential Information except as is necessary in the performance of Recipient’s specific duties or the exercise of its rights under this Agreement, (iv) notify the Discloser in writing immediately upon discovery by the Recipient or its Representatives of any unauthorized use or disclosure of the Discloser’s Confidential Information, and (v) upon the termination or expiration of this Agreement, immediately return to the Discloser or destroy (at the option of the Recipient) all such Confidential Information, including all originals, copies and extracts.

                    (b) Disclosure to Representatives. The Recipient may only disseminate the Discloser’s Confidential Information to its Representatives who have been informed of the Recipient’s obligations under this Agreement and are bound by an obligation of confidentiality and non-use with respect to the Discloser’s Confidential Information at least as broad in scope as the Recipient’s obligations under this Agreement. The Recipient agrees to reasonably restrict disclosure of the Discloser’s Confidential Information to the smallest number of the Recipient’s Representatives which have a need to know the Confidential Information. The Recipient shall be responsible for enforcing this Agreement as to the Recipient’s Representatives and shall take such action (legal or otherwise) to the extent necessary to cause them to comply with this Agreement.

                    (c) Trade Secrets. Any trade secrets of the Discloser will also be entitled to all of the protections and benefits of applicable trade secret law, and the Recipient agrees to be bound by all applicable trade secret laws, unfair competition laws, and any other similar laws with respect to the Discloser’s Confidential Information. If any Confidential Information that the Discloser deems to be a trade secret is found by a court of competent jurisdiction not be a trade secret under applicable law, such Confidential Information will nevertheless still be protected by this Agreement.

                    (d) Protection of Licensed Technical Information by Licensee. Licensee acknowledges and agrees that the Licensed Technical Information derives economic value from not being generally known to other persons who can obtain economic value from its disclosure or use. Therefore, without the express written consent of Licensor, Licensee covenants and agrees that it, its employees, contractors, representatives, successors, assigns, affiliates, parents, subsidiaries, officers, directors, and the like will (1) hold the Licensed Technical Information in strict confidence, use a high degree of care in safeguarding the Licensed Technical Information, and take all precautions reasonably necessary to protect the Licensed Technical Information including, without limitation, all precautions Licensee normally takes with respect to its own most sensitive and confidential information, (2) not divulge any of the Licensed Technical Information or any information derived therefrom to any person other than Licensor, (3) not make any use whatsoever at any time of the Licensed Technical Information except in furtherance of Licensee’s obligations to Licensor and as necessary to produce Licensed Products in accordance with the license granted under this Agreement, and (4) notify Licensor in writing immediately upon discovery of any unauthorized use or disclosure of the Licensed Technical Information by Licensee or its employees or any third party.

                    (e) Enforcement. Licensee acknowledges and agrees that due to the unique nature of the Licensed Technical Information and other Confidential Information of Licensor, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to Licensor, and therefore, that upon any such breach or any threat thereof, Licensor shall be entitled to appropriate equitable relief, including injunction, without the requirement of posting a bond, in addition to whatever remedies it might have at law.

                    (f) Exceptions. Confidential Information does not include information:

(i) that becomes publicly known without breach of the Recipient’s or its Representatives’ obligations under this Agreement;

          (ii)        that is required to be disclosed by law or by court order or government order, provided that the Recipient (a) promptly notifies the Discloser of any such disclosure requirement so that the Discloser may seek an appropriate protective order (or other appropriate protections), and (b) provides reasonable assistance (at no cost to the Recipient) in obtaining such protective order or other form of protection; or

(iii) as to which and to the extent to which the Recipient has received express written consent from an authorized officer of the Discloser to disclose or use.

                    A specific item of Confidential Information shall not be deemed to fall within the foregoing exceptions merely because such specific item is embraced or implied by more general Confidential Information that falls within the foregoing exceptions.

ARTICLE 12
MISCELLANEOUS

          12.1.          Force Majeure. Excluding payment obligations, neither party shall be liable for, nor shall it be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement as a result of a cause beyond its control, including any act of God or public enemy, act of any military, civil or regulatory authority, terrorism or threat thereof, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications, power or other utility, labor problem, unavailability of supplies, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the party with reasonable care.

          12.2.          Notices. All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be: (i) personally delivered; (ii) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (iii) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt. The respective addresses to be used for all such notices, demands or requests are as follows:

(a) If to Licensee:

Liquidmetal Saga Italy, Srl.
35010 Cadoneghe, (PD)
via T. Edison 9
ITALY
Attention: Chairman
Phone No.: 39-049-8888811
Fax No.: 39-049-8888688

Or to such other person or address as Licensee shall furnish to Licensor in writing.

(b) If to Licensor:

Liquidmetal Technologies, Inc.
25800 Commercentre Drive, Suite 100
Lake Forest, California 92630
Attention: John Kang, Chairman
Phone No.: (949) 206-8000
Fax No.: (949) 206-8008

Or to such other person or address as Licensor shall furnish to Licensee in writing.

                    If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressees or persons authorized to accept for such addressees; if transmitted by facsimile pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the “attention” addressees or persons authorized to accept for such addressees; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this paragraph.

          12.3.          Independent Contractors. In the performance of this Agreement, Licensor and Licensee are independent contractors. Neither party nor any of its employees or agents shall be considered an employee or agent of the other party. Nor shall any partnership, co-venture or joint-employer relationship be created or implied by virtue of this Agreement or of its performance. The parties intend that this Agreement shall not create a partnership for tax purposes.

          12.4.          Survival. Articles 3, 4, 5, 6, 8 10, 11 and 12, and Section 10.3, and any other provisions which by their express or implicit terms are intended to survive the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement and be enforceable in accordance with their terms.

          12.5.          Severability. Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions. It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future legislation then such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance with the said legislation or law but, if such clause, condition or term, or part thereof, cannot be amended so as to be in compliance with the said legislation or law, then such clause, condition, term or part thereof is severable from this Agreement, and all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired and continue in full force and effect.

12.6. Amendment. This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          12.7.          Waiver. No waiver of a breach of any provision of this Agreement shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

          12.8.          Governing Law. This Agreement, the legal relations between the parties, and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California (U.S.A.), excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

          12.9.          Resolution of Disputes. The parties irrevocably agree that any legal actions or proceedings brought by or against them with respect to this Agreement shall be brought exclusively in the courts in and for Orange County, California and the United States, and by execution and delivery hereof, the parties irrevocably submit to such jurisdiction and hereby irrevocably waive any and all objections which they may have with respect to venue in any of the above courts. Notwithstanding the foregoing, this paragraph shall not preclude or limit Licensor’s rights to pursue actions in the International Trade Commission, or for either party to pursue an action with respect to a Licensed Patent before a foreign court or governmental agency if neither the federal courts nor the state courts have subject matter jurisdiction over the action. THE PARTIES HEREBY EXPRESSLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR OTHER LITIGATION RESULTING FROM OR INVOLVING THE ENFORCEMENT OF THIS AGREEMENT.

          12.10.          Attorneys’ Fees. In any action between the parties for relief based in whole or in part on this Agreement (or the breach thereof), including actions to collect overdue royalty payments, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys’ fees and expert witness fees) incurred in the proceeding.

          12.11.          Entire Agreement. This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof. No claimed oral agreement in respect thereto shall be considered as any part hereof. No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

          12.12.          Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party shall assign its rights or duties under this Agreement, in whole or in part, without the prior written consent of the other party, except that without securing such prior consent, either party shall have the right to assign the Agreement to any successor by way of merger or consolidation or the acquisition of substantially all of the entire business and assets of such party relating to the subject matter of this Agreement; provided that such successor shall expressly assume all of the obligations and liabilities of the assigning Party under this Agreement

          12.13.          Headings; Recitals. The section and paragraph headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement. The recitals set forth in the preamble to this Agreement are true and correct and are made a part of this Agreement.

12.14. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement.

12.15. Language. In the event of controversy between the parties respecting the interpretation or application of this Agreement, the English language version of the Agreement shall be controlling.

12.16. Consent Not to be Unreasonably Withheld. When consent to an action is requested of a party to this Agreement, such consent shall not be arbitrarily or unreasonably withheld.

          12.17.          Orders and Inquiries Regarding Licensed Products. If any person within Italy or Licensed Products communicates with Licensor regarding, submits to Licensor an order for, or indicates to Licensor an interest in ordering any Licensed Products, then Licensor shall so advise Licensee and refer such person for such purpose to Licensee.

          12.18.          Contract Manufacturing. Upon the mutual agreement of Licensor and Licensee, Licensor may from time to time engage Licensee to serve as a contract manufacturer with respect to Liquidmetal Alloy products that are not Licensed Products (“Contracted Products”). In such event, Licensor and Licensee shall enter into a manufacturing agreement on mutually agreeable terms with respect to such engagement, and such manufacturing agreement shall include provisions with respect to the Contracted Products that are substantially the same as Article 8 and Article 11 of this Agreement (excluding the last sentence of Section 8.2).

               IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date set forth above:

LIQUIDMETAL SAGA EUROPE, SRL

By:
Aronne Meneghetti, Sole Director

LIQUIDMETAL TECHNOLOGIES, INC.

By:
John H. Kang, Chairman

EXHIBIT A

LICENSED PATENTS

	US Patent #	Appl. #	Description	Filing D.	Iss. Date

1	5,288,344	08/044,814	Be Containing Alloys (Compositon)	04/07/93	02/22/94

2	5,368,659	08/198,873	Be Containing Alloys (Method)	02/18/94	11/29/94

3	5 482 580	08/258,766	Joining Using Bulk Alloys	06/13/94	01/09/96

4	5 567 251	08/417,749	Composites of Bulk Alloy (Method)	04/06/95	10/22/96

5	5 711 363	08/602,899	Die-Casting of Bulk Alloys	02/16/96	01/27/98

6	5 797 443	08/720,483	Casting of Zr-base Bulk Alloys	09/30/96	08/25/98

7	5 866 254	08/732,546	Composites of Bulk Alloy (Article)	10/15/96	02/02/99

8	5 896 642	08/683,319	Die-Forming (Molding) of Bulk Alloys	07/17/96	04/27/99

9	5 950 704	08/683,320	Replication with Bulk Alloys	07/18/96	09/14/99

10	6,021,840	09/012,347	Vacuum Die-Casting	01/23/98	02/08/00

EXHIBIT B

FIELD OF USE RESTRICTIONS

The licenses granted in Sections 2.1 and 2.2 of this Agreement are limited as follows:

(a)	Licensee may only make Licensed Products through a die-casting process utilizing a casting machine that is purchased from LLPG or Licensor or that is otherwise approved by Licensor in writing.

(b)
Licensee must purchase all alloy feedstock necessary for the manufacture of Licensed Products from either Licensor or an authorized supplier of Liquidmetal Alloy feedstock (as selected by Licensee). Licensee may only utilize its Vacuum Induction Melting Machine for re-melting of Liquidmetal Alloys and not for any other use including the melting of “virgin” alloy feedstock. Licensee may not use such feedstock for any purpose other than the exercise of its license under this Agreement.

(c)
Licensee must purchase future machines used in the manufacturing of amorphous alloys from either the Licensor or a supplier approved by Licensor. Licensor agrees that Licensee will be able to purchase future machines used in the manufacturing of amorphous alloys at fair market prices. If the Licensor or its approved supplier(s) cannot provide equipment within a reasonable time period or at a fair market price, the Licensee may request that Licensor consent, which consent shall not be unreasonably withheld, to the Licensee’s purchase of equipment from a non-approved supplier.

(d)
Licensee will provide space to accommodate the manufacturing of the Licensed Products in Italy. The space provided must be acceptable to Licensor and, in particular, must be a protected environment restricted from unauthorized access and viewing. Licenses will manufacture Licensed Products only at its facility in Italy and not at any other location, and any breach of this limitation will constitute a material breach of the Agreement.

(e)
Under the direction of Licensor and respecting Licensor’s responsibility to direct and coordinate sales activity, Licensee may pursue customers whose headquarters are located in Italy or whose major operations are in Italy. On a monthly basis or more frequently, Licensee will report, in writing, to Licensor the Licensee’s activities related to Italy-based customers.

(f)
Prior to this Agreement, Licensor has discussed with Safilo, SpA, a potential exclusive relationship related to Liquidmetal eyewear. Any fee related to the grant of exclusivity to Safilo will be paid by Safilo directly to Licensor.

EXHIBIT C

MARGIN

                    The Margin for each Licensed Product for purposes of Section 3.1 of this Agreement will be equal to a percentage that is calculating by dividing, for any particular calendar month (the “Selected Month”), (i) the Gross Sale Price of the Licensed Product minus the Total Cost of Sale for the Licensed Products, by (ii) the Gross Sale Price of the Licensed Product. For purposes of this calculation, the following terms shall have the following meanings:

                    “Gross Sale Price” shall mean the Licensee’s revenues from sales of the Licensed Product for the Selected Month calculated in accordance with Italian Generally Accepted Accounting Principles (“Italian GAAP”).

                    “Total Cost of Sale” shall mean the sum of (i) the costs of goods sold on the Licensed Products for the Selected Month calculated in accordance with Italian GAAP, plus (ii) the Allocated Depreciation for the Selected Month, minus (iii) royalties payable to Licensor pursuant to this Agreement. “Total Cost of Sale” shall also include sales agent commissions provided that all sales activity is approved and managed by Licensor.

                    “Allocated Depreciation” for the Selected Month with respect to each different Licensed Product shall be calculated by dividing the Licensee’s aggregate purchase price paid for the Equipment by 60 to arrive at the “Monthly Depreciation Cost,” and then allocating the Monthly Depreciation Cost to each Licensed Product produced during the Selected Month (on a model-by-model basis) based on the number of hours of casting-machine operation utilized with respect to each such product model as a percentage of the total number of hours of casting-machine available for use, taking into consideration routine maintenance and machine set-up time, during such Selected Month with respect to all Licensed Products.. Routine maintenance and machine set up time shall not exceed thirty percent (30%) of the total number of hours of casting-machine hours available for use.

                    Services provided by Licensor or SAGA to Licensee shall be excluded, unless accepted by Licensee and provided that such services are at levels of competitive services.

EXHIBIT D

LICENSED PRODUCTS

APPROVED LICENSED PRODUCTS
Market	Approved Customers	Effective Date
Eyewear, Finished or Semi-Finished	All	Upon Signing

Approved by Licensor:	LIQUIDMETAL TECHNOLOGIES, INC.

By:
John H. Kang, Chairman

EXHIBIT E

ALLOY PRICING INDEX

                    For purposes of Section 9.4, the base measurement of alloy costs shall be as follows:

Raw Material	% Weight	Base Price	Base Price $ Per Kg	Price $ Per Kg
Zirconium	0,626	$20.00 Per Lb	44,09	27,60
Titanium	0,11	$12.00 Per Lb	26,46	2,91
Copper	0,132	$6.20 Per Kg	6,20	0,82
Nickel	0,098	$16.63 Per Kg	16,63	1,63
Beryllium	0,034	$362.18 Per Kg	362,18	12,31
Total Weight and Cost of materials	1,00000			45,27

Processing costs, Freight and Margin				24,73

Total Cost	1,00000			70,00

Changes from the above price index will determine the semi-annual price adjustment to the alloy pricing as well as significant reductions in Processing costs. For the purposes of this Agreement significant reductions shall mean a reduction in the total amount of the Processing costs and Freight in excess of 10% of their amount.

                    Licensee agrees to pay for additional delivery charges if Licensee requests expedited delivery service.

EXHIBIT E

DECLARATION FROM LLPG

Declaration by LLPG

I, Jack Chitayat, the undersigned, the President of LLPG, INC., a Delaware corporation, hereby declare that Pursuant to the Equipment Purchase Agreement dated April 21st, 2006, certain Liquidmetal Alloy casting machines were sold to SAGA S.p.A. for use in its joint venture in Italy, LIQUIDMETAL SAGA ITALY S.r.l. (the “Company”), that two of the three 150-ton Liquidmetal Alloy casting machines should have become LLPG property, that LLPG waives any rights to said two machines, and that these two machines remain property of the Company free of charge.

LLPG, INC.
By:
Name:	Jack Chitayat
Title:	President

EXHIBIT F

PROMISSORY NOTE

U.S. $[___________]	Original Issue Date: ____________, 2011

FOR VALUE RECEIVED, LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation (the “Maker”), promises to pay to SAGA S.P.A. (the “Holder”) the principal sum of [___________] Dollars ($_______) or so much thereof as may be outstanding from time to time.

1.  Reference to Membership Interest Purchase Agreement.  This Promissory Note (the “Note”) is delivered pursuant to Article V Section 7 of the Settlement and Equity Interest Purchase Agreement dated April 6, 2011 by and among the Holder and the Maker and the other parties named therein.

2.  Interest.  This Note shall bear interest computed at a rate equal to eight percent (8%) per annum, simple interest.  All interest on this Note shall be computed daily on the basis of the actual number of days elapsed over a year assumed to consist of three hundred sixty (360) days (having 12 months of 30 days each).  Interest will be payable on the Maturity Date (as defined below).

3.  Payment Terms.  The outstanding principal amount of this Note, plus all accrued and unpaid interest thereon, shall be due and payable on the one (1) year anniversary of the Original Issue Date (the “Maturity Date”).

4.  Prepayment. Subject to Section 6 below, this Note may be prepaid, in whole or in part, without penalty or premium at any time.

5.  Rights, Remedies and Waivers.  The Maker, to the maximum extent permitted by law, hereby waives each of the following: (a) the benefit of, and the right to assert, any statute of limitations defenses affecting the Maker's rights, duties or obligations under this Note; (b) presentation, demand, protest, notices of dishonor and protest and the benefits of homestead exemptions; and (c) all defenses and pleas with respect to any extensions of the time for payment under this Note, except as may be granted expressly by the Holder, in its sole discretion, in a written instrument signed by the Holder and delivered to the Maker.

6.  Jurisdiction.  The laws of the State of California shall govern the interpretation and enforcement of this Note without giving effect to its choice of law provisions.  In the event that legal action is instituted to collect any amounts due under, or to enforce any provision of, this instrument, the Maker and any endorser, guarantor or other person primarily or secondarily liable for payment hereof consent to, and by execution hereof submit themselves to, the jurisdiction of the courts of the State of California.

7.  Waivers.  No delay on the part of the Holder in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy.  No single or partial exercise of a right or remedy shall preclude other or further exercise of that or any other right or remedy.  The failure of the Holder to insist upon the strict performance of any term of this Note, or to exercise any right or remedy hereunder, shall not be construed as a waiver or relinquishment by the Holder for the future of that term, right or remedy.  No waiver of any right of the Holder hereunder shall be effective unless in writing executed by the Holder.

8.  Severability.  The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions, persons or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

9.  Binding Effect.  This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns.

10.   Compliance With Usury Laws.  As it is the intent of all parties to this Note to abide by the interest limitations of any applicable usury law, it is expressly agreed, anything herein to the contrary notwithstanding, that the Holder shall not be allowed or entitled to collect any interest (or any sum which is considered interest by law) which is in excess of any legal rate applicable hereto.  Should any amount be collected hereunder which would cause the interest to exceed said lawful rate, such part of said amount in excess of the lawful rate shall automatically be credited to principal, or, if all principal amounts have been paid, shall be refunded to the Maker.  The provisions of this Note are hereby modified to the extent necessary to conform with the limitations and provisions of this Section 10.

11.   Waiver of Jury Trial.  THE MAKER AND THE HOLDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE HOLDER ENTERING INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the Maker has duly executed this Note on the ___ day of _________, 2011.

MAKER:

LIQUIDMETAL TECHNOLOGIES, INC.

By:
Name
Title

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